EXHIBIT (8)(h)(2)

PARTICIPATION AGREEMENT AMENDMENT NO. 2

VANGUARD AND TRANSAMERICA FINANCIAL LIFE

INSURANCE COMPANY

SECOND AMENDMENT TO PARTICIPATION AGREEMENT

This Second Amendment to Participation Agreement is dated and effective as of November 4, 2011, by and among Vanguard Variable Insurance Fund (hereinafter the “Fund”), The Vanguard Group, Inc. (hereinafter “Sponsor”), Vanguard Marketing Corporation (hereinafter “Distributor”), and Transamerica Financial Life Insurance Company (hereinafter the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties hereto have entered into a Participation Agreement dated June 30, 2010, as amended (the “Agreement”), and desire to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties do hereby agree as follows:

1. Amendment to Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Second Amendment.

2. No Other Modifications. Except as specifically modified herein, the Agreement remains in full force and effect in accordance with its terms. All references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby. In the event of a conflict between the Agreement and this Second Amendment, it is understood and agreed that the provisions of this Second Amendment shall control.

3. Counterparts. This Second Amendment may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:	/s/ Heidi Stam	By:	/s/ Timothy P. Holmes
Name: Heidi Stam		Name: Timothy P. Holmes.
Title: Secretary		Title: Principal

VANGUARD MARKETING CORPORATION		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Michael Kimmel	By:	/s/ Anne M. Spaes
Name: Michael Kimmel		Name: Anne M. Spaes
Title: Secretary		Title: Vice President

SCHEDULE B

LARGE TRANSACTION AMOUNTS

Portfolio	Large Transaction Amount
Money Market Portfolio	$3,000,000
Total Bond Market Index Portfolio	$750,000
Total Stock Market Index Portfolio	$500,000
High-Yield Bond Portfolio	$500,000
Short-Term Investment-Grade Portfolio	$1,000,000
Balanced Portfolio	$1,000,000
Diversified Value Portfolio	$1,000,000
Equity Income Portfolio	$500,000
Equity Index Portfolio	$500,000
Growth Portfolio	$500,000
Mid-Cap Index Portfolio	$100,000
REIT Index Portfolio	$100,000
Small Company Growth Portfolio	$1,000,000
International Portfolio	$1,000,000
Capital Growth Portfolio	$250,000
Conservative Allocation Portfolio	$25,000
Moderate Allocation Portfolio	$25,000